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THE LOEWEN GROUP INC.
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(NYSE, TSE, ME: LWN)
      NEWS


Contact:
Thomas C. Franco
Broadgate Consultants, Inc.
Tel: (212) 232-2222


                              FOR IMMEDIATE RELEASE



              LOEWEN GROUP TO APPEAL FLORIDA ADMINISTRATIVE ACTION



VANCOUVER, BC, January 14, 1999 - The Loewen Group Inc. (NYSE, TSE, ME: LWN) said today that it has been working diligently over the past 2 years to respond to the concerns of the Florida Department of Banking and Finance (DBF) relating to pre-need sales at 16 of its more than 100 funeral and cemetery businesses operating in that state.

The company said that it does not believe the DBF administrative action announced earlier today is justified and that it will vigorously pursue an appeal to overturn the DBF order so that the company can resume pre - need funeral sales as soon as possible at the 16 affected locations. Today's order relates only to new pre-need funeral and cemetery sales at the affected locations and does not affect the ability to provide funeral and burial services at those locations.

The Loewen Group Inc. is the second largest funeral home and cemetery operator in North America. The Company employs approximately 16,000 people and owns or operates more than 1,100 funeral homes and over 500 cemeteries across the United States, Canada and the United Kingdom. Over 90 percent of the Company's revenue is derived from the United States.

The Loewen Group's website is located at http://www.loewengroup.com

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